Exhibit 99.1
CONTACTS:
Michael DelRossi
Director of Public Relations
Analog Devices, Inc.
Tel: +1.781.937.1429
Email: Michael.DelRossi@analog.com

Anuj Baveja
FleishmanHillard
Tel: +1.919.334.3782
Email: Anuj.Baveja@fleishman.com

ANALOG DEVICES FILES PATENT INFRINGEMENT LAWSUIT AGAINST XILINX

NORWOOD, Mass. - (December 5, 2019) – Analog Devices, Inc. (Nasdaq: ADI), a leading global high-performance analog technology company, today announced that it has filed a patent infringement lawsuit against Xilinx, Inc. (Nasdaq: XLNX). The lawsuit focuses on the unauthorized use by Xilinx of several important ADI patents relating to converter technology in at least two of Xilinx’s High End Zynq UltraScale+ RFSoC products.

“ADI is a market leader in analog, mixed-signal and power integrated circuit technologies and has one of the leading patent portfolios in the semiconductor industry. We have built this global leadership position through the diligent work of our employees throughout our company’s 55-year history, and our continued investment in research and development which totaled over $1 billion in the last fiscal year,” said Larry Weiss, Senior Vice President and General Counsel, Analog Devices. “We are committed to defending and protecting our intellectual property, which creates long-term value for all our stakeholders.”

The lawsuit, filed in the United States District Court for the District of Delaware, seeks damages and an injunction that prevents Xilinx from selling any products that infringe ADI’s patents. The complaint can be viewed at https://www.analog.com/~/media/analog/en/about-adi/corporate/adi-complaint-120419.pdf.

About Analog Devices
Analog Devices is a leading global high-performance analog technology company dedicated to solving the toughest engineering challenges. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure, power, connect and interpret. Visit http://www.analog.com.